================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K/A
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                         Date of Report: July 24, 2000


================================================================================

Exact Name of Registrant                 Commission            I.R.S. Employer
as Specified in Its Charter              File Number          Identification No.
---------------------------              -----------          ------------------

Hawaiian Electric Industries, Inc.         1-8503                 99-0208097
Hawaiian Electric Company, Inc.            1-4955                 99-0040500

================================================================================


                                State of Hawaii
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


                  900 Richards Street, Honolulu, Hawaii 96813
        ----------------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:

               (808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
               (808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

                                     None
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

================================================================================

Item 5.  Other Events

Forward-looking statements
--------------------------

This current report contains "forward-looking statements", which include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Hawaiian Electric Industries, Inc. (HEI) and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These statements are not guaranties of future performance. Such risks, uncertainties and other important factors could cause actual results to differ materially from those in the forward-looking statements and include, but are not limited to, the following: the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market; the effects of weather and natural disasters; product demand and market acceptance risks; increasing competition in the electric utility, banking and international power industries; capacity and supply constraints or difficulties; fuel oil price changes; new technological developments; governmental and regulatory actions, including changes in laws, rules and regulations applicable to HEI and its subsidiaries, decisions in rate cases and on permitting issues and changes in taxation; the results of financing efforts; the timing and extent of changes in interest rates; the timing and extent of changes in foreign currency exchange rates; the convertibility and availability of foreign currency; the availability and pricing of forward contracts; political and business risks inherent in doing business in developing countries; the risks associated with the installation of new computer systems; the risk that ASB Realty Corporation fails to qualify as a real estate investment trust for federal income tax purposes, in which case it would be subject to regular corporate income taxation; and other risks or uncertainties described elsewhere in this current report and in other periodic reports previously and subsequently filed by HEI and/or Hawaiian Electric Company, Inc. (HECO) with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this current report.



News release
------------

On July 24, 2000, Hawaiian Electric Industries, Inc. (HEI) issued the following news release:

HAWAIIAN ELECTRIC INDUSTRIES, INC. REPORTS SECOND QUARTER 2000 EARNINGS

     HONOLULU -- Hawaiian Electric Industries, Inc. (NYSE - HE) today reported net income for the three months ended June 30, 2000 of $19.1 million, or 59 cents per share, compared with $22.8 million, or 71 cents per share, in the same quarter of 1999. For the six months ended June 30, 2000, net income was $48.1 million, or $1.49 per share, compared with $43.5 million, or $1.35 per share, in the same period last year.

     "We had a disappointing second quarter. Earnings were down primarily due to a loss in our international power group. However, results at our utilities and savings bank continue to benefit from Hawaii's improving economy. Utility net income was up 25% mainly due to higher kilowatthour sales and lower other operation expenses when compared to the same quarter last year. In addition, net income at our savings bank was up 4%," said Robert F. Clarke, HEI chairman, president and chief executive officer.

     Electric utility net income during the quarter was $24.0 million versus $19.2 million in the same quarter last year. Net income for the six months was $47.7 million versus $36.3 million in the same period of 1999.

     Kilowatthour sales increased by 2% during the quarter compared to the same quarter last year. Hawaii visitor days were up 11% and 9% in April and May 2000, respectively, compared to the same months in 1999.

     Savings bank net income in the second quarter was $9.4 million compared to $9.1 million in the same quarter last year. Net income for the six months was $20.6 million versus $17.6 million in the same period of 1999.

     The bank's average earning assets were up 6% compared to the same quarter of last year. The bank's interest rate spread - the difference between the yield on earning assets and the cost of funds - was 3.18% in the recent quarter versus 3.21% in the same quarter of 1999.

     The net loss for the international power operation during the quarter was $8.8 million compared to $1.4 million in the same quarter last year. The net loss for the six months was $9.7 million versus $2.2 million in the same period of 1999.

     The higher net loss this quarter is primarily attributable to results from the investment in East Asia Power Resources Corporation (EAPRC), a Philippine power company. An effective 46% interest in EAPRC was acquired from El Paso Energy International in early March 2000. Higher fuel oil prices and the weakened value of the Philippine peso negatively impacted EAPRC results.

     The financial results of HEI's other subsidiaries and the corporate parent this quarter reflect a larger net loss than during the same period last year due to higher interest expense at the corporate parent.

     HEI is a diversified holding company. Its core businesses are electric utilities, a savings bank and an international power subsidiary.

Hawaiian Electric Industries, Inc. and subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)


                                                    Three months                        Six months                    Twelve months
(in thousands,                                    ended June 30,                     ended June 30,                   ended June 30,
    except per share amounts)               2000            1999               2000           1999            2000             1999
------------------------------------------------------------------------------------------------------------------------------------

Revenues
Electric utility                       $ 307,845      $  252,272        $ 597,250      $ 490,063       $ 1,162,391      $ 1,003,536
Savings bank                             108,699         101,759          218,966        202,039           426,840          408,827
International power                       (3,950)          1,332           (2,285)         2,324              (145)           4,741
Other                                        542          14,325            1,080         27,509            27,280           54,473
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
                                         413,136         369,688          815,011        721,935         1,616,366        1,471,577
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Expenses
Electric utility                         256,230         207,936          494,005        404,826           969,669          825,108
Savings bank                              92,384          85,970          183,461        171,119           361,903          352,938
International power                        4,482           2,828            6,597          4,436            11,356            8,404
Other                                      2,914          14,244            5,620         28,812            26,981           58,314
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
                                         356,010         310,978          689,683        609,193         1,369,909        1,244,764
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Operating income (loss)
Electric utility                          51,615          44,336          103,245         85,237           192,722          178,428
Savings bank                              16,315          15,789           35,505         30,920            64,937           55,889
International power                       (8,432)         (1,496)          (8,882)        (2,112)          (11,501)          (3,663)
Other                                     (2,372)             81           (4,540)        (1,303)              299           (3,841)
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
                                          57,126          58,710          125,328        112,742           246,457          226,813
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Interest expense--
    other than savings bank              (20,156)        (19,000)         (39,228)       (36,888)          (74,971)         (71,668)
Allowance for borrowed funds
    used during construction                 722             599            1,413          1,239             2,750            3,835
Preferred stock dividends of
     subsidiaries                           (506)           (499)          (1,004)        (1,126)           (2,013)          (4,123)
Preferred securities distributions of
    trust subsidiaries                    (4,009)         (4,008)          (8,018)        (8,007)          (16,036)         (14,372)
Allowance for equity funds
    used during construction               1,328             987            2,597          2,026             4,799            6,490
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Income from continuing operations
    before income taxes                   34,505          36,789           81,088         69,986           160,986          146,975
Income taxes                              15,409          14,033           33,016         26,476            63,530           54,577
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Income from continuing operations         19,096          22,756           48,072         43,510            97,456           92,398
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Discontinued operations, net of income taxes
    Loss from operations
                                               -               -                -              -                 -          (12,474)
    Net gain on disposals
                                               -               -                -              -             3,953            3,781
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Gain (loss) from discontinued operations
                                               -               -                -              -             3,953           (8,693)
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
Net income                             $  19,096      $   22,756        $  48,072      $  43,510       $   101,409      $    83,705
                                   =============  ==============   ============== ==============   =============== ================
Per common share
    Basic earnings (loss)
         Continuing operations         $    0.59      $     0.71        $    1.49      $    1.35       $     3.02       $     2.88
         Discontinued operations
                                               -               -                -              -              0.12           (0.27)
                                   -------------- ---------------   -------------- --------------   --------------- ----------------
                                       $    0.59      $     0.71        $    1.49      $    1.35       $     3.14       $     2.61
                                   ============= ===============   ============== ==============   =============== ================
    Diluted earnings (loss)
         Continuing operations         $    0.59      $     0.71        $    1.48      $    1.35       $     3.01       $     2.87
         Discontinued operations
                                               -               -                -              -              0.12            (0.27)
                                   ------------- ---------------   -------------- --------------   --------------- ----------------
                                       $    0.59      $     0.71        $    1.48      $    1.35       $      3.13      $      2.60
                                   ============= ===============   ============== ==============   =============== ================
    Dividends                          $    0.62      $     0.62        $    1.24      $    1.24       $      2.48      $      2.48
                                   ============= ===============   ============== ==============   =============== ================
Weighted-average number of
    common shares outstanding             32,403          32,183           32,335         32,168            32,271           32,106
                                   ============= ===============   ============== ==============   =============== ================
Adjusted weighted-average shares          32,542          32,275           32,457         32,266            32,396           32,227
                                   ============= ===============   ============== ==============   =============== ================

Income (loss) from continuing operations by segment
    Electric utility                   $  24,014      $  19,224         $ 47,739       $ 36,305        $   86,656       $   79,130
    Savings bank                           9,396          9,057           20,617         17,582            38,447           32,133
    International power                   (8,794)        (1,437)          (9,715)        (2,226)          (12,578)          (4,155)
    Other                                 (5,520)        (4,088)         (10,569)        (8,151)          (15,069)         (14,710)
                                   ------------- ---------------   -------------- --------------   --------------- ----------------
Income from continuing operations      $  19,096      $   22,756        $ 48,072       $ 43,510        $   97,456       $   92,398
                                   ============= ===============   ============== ==============   =============== ================


     This information should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HEI's Annual Report on SEC Form 10-K for the year ended December 31, 1999 and the consolidated financial statements and the notes thereto in HEI's Quarterly Report on SEC Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (when filed).

     Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.


                          ###(End of news release)###

Private placement of subsidiary preferred stock
-----------------------------------------------

It is anticipated that American Savings Bank, F.S.B. (ASB) will resell, in a private placement to qualified institutional buyers currently scheduled for early August of 2000, 60 shares of the Series B Preferred Stock of its subsidiary, ASB Realty Corporation. These shares have an aggregate liquidation preference of $60 million and the proceeds of the sale will be used by ASB to make or purchase additional loans and to purchase mortgage/asset-backed securities and other assets. The preferred stock has not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Other Information
-----------------

  The following information regarding HEI and HECO is provided in advance of the filing by HEI and HECO of their jointly-filed quarterly report on Form 10-Q for the quarter ended June 30, 2000.

Second Quarter Results of Operations

  HEI had consolidated revenues of $413.1 million and net income of $19.1 million for the quarter ended June 30, 2000 compared to consolidated revenues of $369.7 million and net income of $22.8 million for the quarter ended June 30, 1999. The increase in revenues was primarily due to increases for the electric utility and savings bank segments, partially offset by decreases for the international power and "other" segments. The decrease in net income was primarily due to the increase in the net loss of the international power segment. The electric utilities had 22% higher revenues primarily due to higher fuel oil and purchased energy prices, the effects of which are passed on to customers, and 2.1% higher kilowatthour sales. The electric utilities' 25% increase in net income (from $19.2 million in the second quarter of 1999 to $24.0 million in the second quarter of 2000) was primarily due to the higher kilowatthour sales and lower other operation expenses (including lower retirement benefits expenses), partially offset by higher depreciation expense. ASB had 7% higher revenues primarily due to higher interest income as a result of higher weighted-average yields on MABS and loan balances and a 6% higher average interest-earning asset balance. ASB's 4% increase in net income available for common stockholder (from $9.1 million in the second quarter of 1999 to $9.4 million in the second quarter of 2000) was primarily due to higher net interest income, partially offset by the impact of reclassifying four debt securities from "held-to-maturity" status to "available-for-sale" status. Although ASB's interest rate spread declined to 3.18% in the second quarter of 2000 from 3.21% in the same quarter of 1999, ASB's net interest income increased due to higher average earning assets. ASB realized a net loss of $2.1 million to record the reclassified securities at their estimated fair value and a net loss of $1.2 million to reverse the related interest accrual. The international power segment's (HEIPC Group) net loss for the quarter ended June 30, 2000 was $8.8 million compared to $1.4 million for the same period in 1999. See "--Philippines Investment." The "other" segment had 96% lower revenues primarily due to the sale by Hawaiian Tug & Barge Corp. (HTB) of the stock of its subsidiary, Young Brothers, Limited (YB), and substantially all of HTB's operating assets for a nominal gain in November 1999. Higher interest expense resulting from higher average borrowings due to the HEIPC Group's $87.0 million investment in the Philippines in March 2000 also contributed to the higher net loss.

  HEI had consolidated revenues of $815.0 million and net income of $48.1 million for the six months ended June 30, 2000 compared to consolidated revenues of $721.9 million and net income of $43.5 million for the six months ended June 30, 1999. The increase in revenues and net income was primarily due to increases for the electric utility and savings bank segments, partially offset by decreases for the international power and "other" segments. The electric utilities had 22% higher revenues primarily due to higher fuel oil and purchased energy prices, the effects of which are passed on to customers, and 2.6% higher kilowatthour sales. The electric utilities' 31% increase in net income (from $36.3 million in the first half of 1999 to $47.7 million in the first half of
2000) was primarily due to the higher kilowatthour sales and lower other operation and maintenance expenses (including lower retirement benefits expenses), partially offset by higher depreciation expense. ASB had 8% higher revenues primarily due to higher interest income as a result of higher weighted-average yields on MABS and loan balances and a 5% higher average interest-earning asset balance. ASB's 17% increase in net income available for common stockholder (from $17.6 million in the first half of 1999 to $20.6 million in the first half of 2000) was primarily due to higher net interest income, partly offset by lower other income and higher income taxes. ASB's interest rate spread was 3.19% in the first half of 2000 compared to 3.14% in the first half of 1999. The HEIPC Group's net loss for the six months ended June 30, 2000 was $9.7 million compared to $2.2 million for the same period in 1999. See "--Philippines Investment." Due to losses attributed to this investment, HEI expects its consolidated earnings for 2000 to be lower than consolidated earnings for 1999. The "other" segment had 96% lower revenues primarily due to HTB's sale of YB and substantially all of its operating assets for a nominal gain in November 1999. The higher consolidated operating income due to the electric utility and savings bank segments for the six months ended June 30, 2000 compared to the same period in 1999 was partially offset by higher interest expense resulting from higher average borrowings due to the HEIPC Group's $87.0 million investment in the Philippines in March 2000.


China Project

  In 1998 and 1999, the HEIPC Group acquired what is now a 75% interest in a joint venture, Baotou Tianjiao Power Co., Ltd., formed to design, construct, own, operate and manage a 200 MW (net) coal-fired power plant to be located in Inner Mongolia, People's Republic of China. The power plant is being built "inside the fence" for Baotou Iron & Steel (Group) Co., Ltd. (Baotou Steel).
The project has received approval from both the National and Inner Mongolia governments. Construction had commenced and the first of the two units had been expected to be online by early 2001, and the second six months later. However, the Inner Mongolia Power Company (IMPC), which owns and operates the electricity grid in Inner Mongolia, has refused to enter into an interconnection arrangement with the joint venture. The HEIPC Group does not believe that it is prudent to continue construction without an interconnection arrangement whose terms are consistent with the project as approved by the National and Inner Mongolia governments. Under the power purchase contract between the joint venture and Baotou Steel, it is Baotou Steel's responsibility to secure an interconnection arrangement with IMPC. The HEIPC Group continues to work with Baotou Steel and IMPC to secure a satisfactory interconnection arrangement. If such an arrangement is not obtained, the HEIPC Group intends to withdraw from the project (including the HEIPC Group's commitment to invest up to an additional $86 million toward the project, subject to certain conditions) and seek recovery of its investment of approximately $25 million to date. HEI's management cannot predict the outcome of such efforts, nor estimate its impairment loss, if any, at this time. HEI's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Philippines Investment

  On March 7, 2000, an indirect subsidiary of HEIPC acquired a 50% interest in El Paso Philippines Holding Company, Inc. (EPHC), an indirect subsidiary of El Paso Energy Corporation (EPEC), for $87 million plus up to an additional $6 million of payments that are contingent upon future earnings of East Asia Power Resources Corporation (EAPRC) and its subsidiaries (the EAPRC Group).

EPHC owns approximately 91.7% of the common shares of EAPRC, a Philippines holding company primarily engaged in the electric generation business in Manila and Cebu through its direct and indirect subsidiaries, using land and barge-based generating facilities fired by bunker fuel oil, with total installed capacity of approximately 390 MW. In connection with and subsequent to the HEIPC Group's investment in EPHC, HEI has guaranteed up to $35 million of existing and potential obligations related to this investment and has approved an indemnity of up to approximately $16 million related to title issues on real property securing a debt of two EAPRC subsidiaries.

  The HEIPC Group recorded a $9.7 million net loss for the six months ended June 30, 2000, compared with a $2.2 million net loss in the same period in 1999. The HEIPC Group's net loss for the quarter ended June 30, 2000 was $8.8 million compared to $1.4 million for the same period in 1999. The higher net losses are primarily attributable to results from the HEIPC Group's indirect investment in EAPRC. The HEIPC Group accounts for its investment in EPHC under the equity method of accounting. The accounts of the HEIPC Group are consolidated by HEI on a one-month lag due to the time needed to consolidate HEIPC's subsidiaries. The $9.7 million net loss for the six months ended June 30, 2000 thus reflects results of the HEIPC Group's operations for the months of December 1999 and January through May 2000 and the $8.8 million net loss for the quarter ended June 30, 2000 thus reflects results for the months of March, April and May 2000.

  Higher fuel oil prices and the weakened value of the Philippine peso were the primary causes of the losses incurred by the EAPRC Group for the second quarter of 2000. The EAPRC Group is implementing strategies to reduce its exposure to fuel oil price fluctuations and evaluating strategies to reduce its exposure to foreign currency fluctuations.

  The rates charged by the EAPRC Group under its purchase power agreements are generally at a discount to the rates charged by the National Power Corporation, a government owned and controlled corporation of the Philippines. Most of the fluctuation in fuel oil prices is not recovered in rates charged by the EAPRC Group. The EAPRC Group's average price of fuel oil per metric ton for March, April, May and June 2000 was approximately $143, $170, $153 and $175, respectively. To reduce its near-term exposure to higher fuel oil prices, the EAPRC Group has purchased nondeliverable forward contracts for fuel oil at an average price of $155 per metric ton for approximately 80% of its anticipated purchases from August 1 to December 31, 2000.

  As of June 30, 2000, the EAPRC Group had approximately $200 million in U.S. dollar denominated debt. From March 7, 2000 (acquisition date) to May 31, 2000, the high and low Philippine peso exchange rate was PhP40.823 = $1 and PhP43.250 = $1, respectively, a 6% fluctuation. Due to the deterioration of the exchange rate from March 7 to May 31, 2000, as of June 30, 2000 the HEIPC Group incurred a loss of approximately $3 million related to the EAPRC Group's U.S. dollar denominated debt position. As of July 18, 2000, the exchange rate had further deteriorated to PhP44.600 = $1.

  Based on prevailing and hedged fuel oil prices and trends in currency exchange rates, management expects that the HEIPC Group will incur net losses for the remainder of 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.         HAWAIIAN ELECTRIC COMPANY, INC.
                     (Registrant)                            (Registrant)


/s/ Curtis Y. Harada                       /s/ Paul Oyer
--------------------------------           ----------------------------
Curtis Y. Harada                           Paul A. Oyer
Controller                                 Financial Vice President and
                                             Treasurer of HECO
(Principal Accounting Officer of HEI)      (Principal Financial Officer of HECO)

Date:  July 27, 2000                       Date:  July 27, 2000